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Alcoa and subsidiaries                                  EXHIBIT 12


               Computation of Ratio of Earnings to Fixed Charges
                     For the six months ended June 30, 2001
                          (in millions, except ratio)

                                                             2001
                                                           ------

Earnings:
   Income before taxes on income                           $1,243
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                  -
   Equity income                                              (67)
   Fixed charges                                              233
   Distributed income of less than 50%-owned persons            6
   Amortization of capitalized interest                         6
                                                           ------

      Total earnings                                       $1,421
                                                           ------

Fixed Charges:
   Interest expense:
      Consolidated                                         $  208
      Proportionate share of 50%-owned persons                  3
                                                           ------
                                                              211
                                                           ------

   Amount representative of the interest factor in rents:
      Consolidated                                             21
      Proportionate share of 50%-owned persons                  1
                                                           ------
                                                               22
                                                           ------

   Fixed charges added to earnings                            233
                                                           ------

   Interest capitalized:
      Consolidated                                             10
      Proportionate share of 50%-owned persons                  -
                                                           ------
                                                               10
                                                           ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                               -
                                                           ------

      Total fixed charges                                  $  243
                                                           ======


Ratio of earnings to fixed charges                            5.8
                                                           ======